Exhibit 99.1
NEWS RELEASE
RAMBUS APPOINTS ERIC STANG TO ITS BOARD OF DIRECTORS
LOS ALTOS, Calif. — June 24, 2008 — Rambus Inc. (NASDAQ: RMBS), one of the world’s premier technology licensing companies specializing in high-speed memory architectures, today announced the appointment of Mr. Eric Stang as a director to its Board, effective July 22, 2008. Mr. Stang was also appointed to the Compensation Committee of the Rambus Board of Directors.
“Eric has great industry experience in the consumer and semiconductor markets, making him a strong addition to our Board,” said Bruce Dunlevie, chairman of the Rambus Board of Directors. “Eric’s leadership and insights complement the Company’s goal of enabling great products through our superior technology. We’re pleased to welcome Eric to the Board.”
Mr. Stang serves as president and CEO of Reliant Technologies, Inc., a developer of medical technology solutions for aesthetic applications. Prior to joining Reliant Technologies, Mr. Stang served as chairman, CEO and president of Lexar Media, Inc., a provider of solid state memory products.
Mr. Stang received his A.B. from Stanford University and MBA from the Harvard Business School. Mr. Stang also serves on the boards of directors of Reliant Technologies, Miradia, Inc. and Yadav Technology.
About Rambus Inc.
Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed memory architectures. Since its founding in 1990, the Company’s patented innovations, breakthrough technologies and renowned integration expertise have helped industry-leading chip and system companies bring superior products to market. Rambus’ technology and products solve customers’ most complex chip and system-level interface challenges enabling unprecedented performance in computing, communications and consumer electronics applications. Rambus licenses both its world-class patent portfolio as well as its family of leadership and industry-standard interface products. Headquartered in Los Altos, California, Rambus has regional offices in North Carolina, India, Germany, Japan, Korea and Taiwan. Additional information is available at www.rambus.com.
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Press Contact:
Linda Ashmore
Rambus Public Relations
(650) 947-5411
lashmore@rambus.com